Exhibit 21.1

SUBSIDIARIES OF DOVA PHARMACEUTICALS, INC

Name of Subsidiary	Jurisdiction of Incorporation
AkaRx, Inc	Delaware
Dova Pharmaceuticals Ireland Limited	Ireland